ESCROW AGREEMENT

         Escrow Agreement (this "Agreement"), dated August 24, 2005, among Pacific World Enterprises ("Secured Party"), Strata Oil & Gas Inc., a Canadian corporation ("Debtor"), and Singleton Urquhart LLP (the "Escrow Agent").

                                 R E C I T A L S

         1. Pursuant to a Pledge Agreement, dated of even date herewith (the "Pledge Agreement"), between Secured Party and Debtor, Debtor has granted to Secured Party a security interest in 60,000,000 shares (the "Shares") of Debtor's common stock. Such security interest has been granted as collateral security for the payment of the Secured Promissory Note (the "Note"), dated of even date herewith, made by Debtor in favor of Secured Party, in the original principal amount of USD $1,000,000.

         2. Secured Party and Debtor desire to appoint the Escrow Agent to hold and dispose of the Shares and the proceeds thereof in accordance with the terms of this Agreement, and the Escrow Agent is willing to act as an escrow agent upon the terms and conditions hereof.

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, the parties agree as follows:

         1. Appointment of Escrow Agent. The Escrow Agent is hereby appointed by all the parties hereto to act as the Escrow Agent, and agrees to receive, hold, administer and deliver the Shares and the proceeds thereof in accordance with the terms of this Agreement.

         2. Establishment of Escrow and Release Thereof.

         (a) The Escrow Agent hereby acknowledges that it has received (i) a stock certificate(s) representing the Shares and (ii) stock powers executed in blank by Secured Party (collectively, the "Escrow Deposit"). Any dividends paid with respect to the Shares while such Shares are held by the Escrow Agent shall be delivered to the Escrow Agent and shall be deemed to be part of the Escrow Deposit.

         (b) The Secured Party shall be entitled to exercise all voting powers pertaining to the Shares, or any part thereof, for all purposes. To the extent that the Shares are held in escrow pursuant to the terms of this Agreement, on all matters to come before the shareholders of the Corporation, the Escrow Agent shall vote the Shares in the manner directed by Secured Party.

         (c) The Escrow Deposit shall be released by the Escrow Agent as follows:

                  (1) Upon written notice received by the Escrow Agent from Secured Party that Debtor has committed an Event of Default under the Note or Pledge Agreement, the Escrow Agent shall promptly release the Escrow Deposit to Secured Party; or

                  (2) The Escrow Agent shall promptly release the Escrow Deposit to Debtor if (i) the Escrow Agent receives from Debtor (A) written notice that all obligations of Debtor under the Note and the Pledge Agreement have been satisfied, paid or discharged, and (B) evidence that a copy of such written notice has also been delivered to Secured Party, and (ii) the Escrow Agent does not receive from the Secured Party within ten business days thereafter written notice objecting to such release; or

                  (3) Upon written instructions signed by Secured Party and Debtor, then the Escrow Agent shall release the Escrow Deposit in accordance with such instructions; or

                  (4) Upon a judicial order, then the Escrow Agent shall release the Escrow Deposit in accordance with such order.

         3. Declaration of Escrow. The Escrow Agent hereby declares and agrees that it will hold, administer and deliver the Shares and the executed stock powers (collectively, the "Escrow Deposit") in accordance with and subject to the express provisions of this Agreement.

         4. Escrow Period. The term of this Agreement (the "Term") shall commence upon the execution and delivery of this Agreement by the parties hereto and shall expire when the Escrow Agent distributes the Escrow Deposit and proceeds thereof as provided for herein.

         5. Provisions Concerning the Escrow Agent.

         (a) Amendments and Modifications. The Escrow Agent shall not, in any way, be bound or affected by any amendment, modification or cancellation of this Agreement which increases or alters the obligations of the Escrow Agent under or pursuant to this Agreement, unless the same shall have been agreed to in writing by the Escrow Agent.

         (b) Out of Pocket Expenses. Secured Party agrees to pay the Escrow Agent any and all out of pocket expenses incurred by the Escrow Agent in performing its duties hereunder.

         (c) Duties of Escrow Agent. This Agreement sets forth the entire duties and obligations of the Escrow Agent with respect to any and all matters pertinent to its acting as such hereunder. The Escrow Agent shall not have duties or responsibilities under this Agreement other than those specifically set forth herein and shall act only in accordance with the provisions hereof. The Escrow Agent shall be entitled to rely upon any instructions or directions to it in writing under this Agreement signed or presented by any of the other parties and shall be entitled to treat as genuine any instructions or document delivered to the Escrow Agent hereunder and reasonably believed to be genuine and to have been presented by the proper party or parties, without being required to determine the authenticity or correctness of any fact stated therein, or the authority or authorization of the person or persons making and/or delivering the same to do so.

         (d) Liabilities of Escrow Agent. Neither the Escrow Agent nor any of the partners, associates, employees, representatives or agents of the Escrow Agent shall be liable to any of the parties hereto or any of their affiliates, including without limitation, their officers, directors, stockholders, employees, agents and successors and assigns or to any other person or entity, for or in respect of any loss, claim, damage, liability or expense (including, without limitation, attorneys' fees and expenses) resulting from or arising out of any act or failure to act by the Escrow Agent in connection with this Agreement, other than for any loss, claim, damage, liability or expense which shall be finally adjudicated to be the result of bad faith or willful misconduct on the part of the Escrow Agent or any of the partners, associates, employees, representatives or agents of the Escrow Agent. More specifically, the Escrow Agent (i) shall not be liable for any error of judgment made by it in good faith; and (ii) may consult with counsel of its own choice whenever the Escrow Agent shall deem it convenient or appropriate, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith.

         (e) Discharge of Escrow Agent.Notwithstanding anything in this Agreement to the contrary, upon the distribution of the Escrow Deposit in accordance with the terms and conditions of this Agreement, the Escrow Agent shall be released, relieved and discharged from all duties and obligations hereunder.

         (f) Indemnity. Each of the Secured Party and Debtor shall jointly and severally indemnify and hold the Escrow Agent and any of the partners, associates, employees, representatives or agents of the Escrow Agent, harmless from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, attorneys' fees and disbursements) arising out of or in connection with any act or failure to act (other than by reason of any bad faith or willful misconduct) on the part of the Escrow Agent in connection with any of the duties required or permitted to be performed by the Escrow Agent hereunder.

         (g) Resignation of Escrow Agent. At any time that the Escrow Agent so chooses, the Escrow Agent may resign from his duties hereunder by giving not less than five (5) days written notice to all the parties hereto. Prior to the expiration of such five day period, the parties shall mutually designate a successor escrow agent; provided, that, notwithstanding any resignation date set forth in the Escrow Agent's notice, such resignation shall not take effect until receipt by the Escrow Agent of an instrument duly executed by all the parties hereto and the successor escrow agent evidencing its appointment as Escrow Agent hereunder and acceptance of this Agreement. If no successor escrow agent is appointed within such five day period, the Escrow Agent may deposit the Escrow Deposit with a court of competent jurisdiction as provided in Section (h) below and thereupon the Escrow Agent shall be discharged of all duties and obligations hereunder.

         (h) Deposit of Escrow Deposit With Court. Notwithstanding anything herein to the contrary, in any one of the following events: (i) any disagreement between the parties to this Agreement resulting in adverse claims or demands being made against the Escrow Deposit; (ii) the Escrow Agent in good faith is in doubt as to what action it should take hereunder; or (iii) the Escrow Agent wishes to resign and no successor escrow agent is appointed, the Escrow Agent may be discharged of its duties and obligations hereunder upon its deposit, at any time after a written notice is given to all the parties hereto, of the Escrow Deposit with a court of competent jurisdiction. The parties hereto agree to submit to the personal jurisdiction of any such court, and consent to service of process by hand delivery or mail delivery thereof to their respective addresses set forth in Section 6(b) hereof.

         (i) Legal Representation. Each of the parties acknowledges that the Escrow Agent has not acted as legal counsel to either party and is not acting in his capacity as legal counsel to any party in connection with this Agreement or any of the transactions contemplated thereby. Each party represents to the Escrow Agent that it has received advice from counsel of its own choosing regarding the transactions contemplated herein. Notwithstanding the foregoing, each of the parties' waives any objections or rights it has or may have which would impair, hinder or eliminate the Escrow Agent's right or ability to represent or counsel the other party or their affiliates after the date hereof. The foregoing notwithstanding, in the event of a dispute with respect to the subject matter of this Agreement, the Escrow Agent shall cease to serve as Escrow Agent hereunder, and a successor escrow agent shall be appointed in accordance with Section 5(g) herein.

         6. Miscellaneous.

         (a) Entire Agreement. This Agreement embodies the entire agreement and understandings between the parties hereto relating to the subject matter hereof and may only be changed by a writing signed by all parties hereto.

         (b) Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered: (i) if delivered in person; or (ii) five (5) business days following the mailing thereof, if mailed within the US and mailed by certified or registered mail, return receipt requested; or (iii) the third business day following the delivery thereof, if delivered through an internationally recognized overnight carrier, addressed to each party hereto as follows:

                  If to the Secured Party, at:

                  Pacific World Enterprises
                  12691 Mitchell Road
                  Richmond, B.C., Canada, V6V 1M7
                  Attention: Paul Uppal
                  Facsimile Number: 604-327-9253

                  If to Debtor, at:

                  Strata Oil & Gas Inc.

                  34595 3rd Ave - Suite 101
                  Abbotsford, B.C., Canada, V2S 8B7
                  Attention: Manny Dhinsa
                  Facsimile Number: 604-504-5810

                  If to the Escrow Agent:

                  Singleton Urquhart LLP
                  1200-925 West Georgia Street
                  Vancouver, B.C., Canada, V6C 3L2
                  Attention:  John Singleton
                  Facsimile Number: 604-682-1283

or at such other address as any party may designate by means of notice given in accordance with this Paragraph 6(b).

          (c) Headings.The headings of the paragraphs of this Agreement have been inserted for convenience only, and shall not modify, define, limit or expend the express provisions of this Agreement.

          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada.

          (e) Consent to Jurisdiction. All actions and proceedings arising out of, or relating to this Agreement shall be exclusively heard and determined in a provincial or federal court sitting in British Columbia. The undersigned, by execution and delivery of this Agreement, expressly and irrevocably: (i) consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in
Section 6(b); and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH PARTY HERETO HEREBY WAIVES ALL RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTES HEREOF.

          (f) Binding Agreement. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, provided that no party other than the Escrow Agent may assign their obligations hereunder without the prior written consent of the Escrow Agent.

          (g) Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.


         (h) Further Assurances. Secured Party and Debtor agree that, from time to time upon the written request of any party hereto, they will execute and deliver such further documents and do such other acts and things as such party may reasonably request in order fully to effect the purposes of this Agreement.


      [Remainder of Page Intentionally Omitted; Signature Pages to Follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written.


                                  SECURED PARTY:

                                  Pacific World Enterprises



                                  By: ___/s/___________________
                                          Name: Paul Uppal
                                          Title: President



                                  DEBTOR:

                                  STRATA OIL & GAS INC.

                                  By:    _/s/______________________
                                  Name:    Manny Dhinsa
                                  Title:   President


                                  ESCROW AGENT:

                                  SINGLETON URQUHART



                                  By:   _/s/_____________________
                                  Name: John Singleton
                                  Title: Partner